Exhibit 99.1
Contact:
Kearstin Patterson
Associate Director, Corporate Communications
615-236-4419 (office)
615-517-6112 (mobile)
kpatterson@biomimetics.com
BioMimetic Therapeutics Reports 2008 Second Quarter Results
Positive Results Achieved with Augment™ Injectable Bone Graft to Enhance
Healing in Foot and Ankle Fusions
Franklin, Tenn. — August 11, 2008 - BioMimetic Therapeutics, Inc. (NASDAQ: BMTI) today reported its financial results as of and for the three and six months ended June 30, 2008. For the three months ended June 30, 2008, the Company reported a net loss of $9.2 million, or $(0.50) per diluted share, compared to a net loss of $6.4 million, or $(0.35) per diluted share, for the same period in 2007. For the six months ended June 30, 2008, the Company reported net income of $22.1 million, or $1.15 per diluted share, compared to a net loss of $12.1 million, or $(0.69) per diluted share, for the same period in 2007. The Company ended the quarter with $76.1 million of cash and cash equivalents and long-term investments in marketable securities.
Today the Company also announced results from the Canadian pilot study investigating the use of Augment Injectable Bone Graft (formerly GEM OS2) in patients being treated for foot and ankle fusions. A total of 10 patients were enrolled in this open-label study, seven of which were considered high risk for poor healing as a result of co-morbidities. The results of the study demonstrated that 100% of the patients achieved complete clinical success at six months after surgery. Additionally, analysis by CT scans demonstrated 90% fusion rates at three to four months post treatment. There were no serious adverse events (SAEs) related to the use of Augment Injectable Bone Graft. These results continue to support the positive clinical data previously released on Augment Bone Graft (formerly GEM OS1) from the Company’s U.S. pilot and Canadian registration studies evaluating healing in foot and ankle fusions. Additionally, the Company reported that the results of the Augment Injectable Swedish pilot study in patients being treated for fractures of the distal radius are expected to be released by the end of September.
“I am pleased to report a 100% clinical fusion rate in the 10 patients treated to date with Augment Injectable Bone Graft, and I remain enthusiastic about the optimized handling characteristics of this new injectable formulation,” commented Dr. Timothy Daniels, lead investigator for the Augment Injectable pilot trial in Canada. “In total, 20 joints were fused with 100% successful clinical outcome.”
Additionally during the second quarter of 2008, the Company made the following advancements in its product development programs and other critical business areas:
Clinical Highlights
•	Reported that the filing of the Device License Application (DLA) for Augment Bone Graft was submitted to Health Canada in the second quarter of 2008. Currently, the Company is addressing questions received from Health Canada. The DLA submission is required in Canada for approval of commercialization of Augment Bone Graft as a medical device for use in the treatment of foot and ankle fusions.

•	Reported that a total of 220 patients have been enrolled, as of August 8, 2008, in the U.S. pivotal trial evaluating the safety and effectiveness of Augment Bone Graft to stimulate bone healing in foot and ankle fusions. The study design is a randomized, controlled, non-inferiority trial comparing Augment Bone Graft to autograft and will enroll up to 396 patients. There are currently 29 sites actively enrolling patients in the United States and Canada. Additionally, three new sites are pending study initiation and are expected to be online in the coming weeks.

•	Reported that a total of 95 patients have been enrolled, as of August 1, 2008, in the EU clinical study with Augment Bone Graft for the treatment of foot and ankle fusions. This study is an open label trial and will enroll up to 125 patients.
Corporate Highlights
•	Announced Augment as the new brand name for the Company’s portfolio of orthobiologic product candidates. This name replaces the GEM (Growth-factor Enhanced Matrix) family of trademarks, which was acquired by Luitpold Pharmaceuticals, Inc. in a transaction that divested the Company’s remaining orofacial therapeutic business earlier this year. The Augment name will be incorporated into current and future product candidates that contain rhPDGF-BB and is intended to be used worldwide.

•	Announced results of 2008 Annual Meeting of Stockholders that took place on June 12, 2008 at the Company’s headquarters. Re-elected to the board of directors for three year terms expiring at the 2011 Annual Meeting of Stockholders were Larry W. Papasan, chairman of the board, Dr. Samuel E. Lynch and James G. Murphy. Stockholders also ratified the amendment to increase the aggregate pool of stock options available under the Company’s 2001 long-term stock incentive plan to 4,019,723, which reflects an addition of 900,000 shares. The appointment of Ernst & Young LLP as BioMimetic’s independent registered public accounting firm for the fiscal year ending December 31, 2008 was also approved.

•	Selected for addition to the Russell 2000 Index, which is widely used by investment managers and institutional investors for index funds and as benchmarks for both passive and active investment strategies.
“The high clinical and radiographic success rates in the Augment Injectable clinical trial conducted by Dr. Daniels in foot and ankle fusion patients are encouraging. These positive results add to the growing body of evidence on the clinical utility of our platform bone growth factor technology. Moreover, within the next six to eight weeks we will also have data using a percutaneous injection of this product candidate to heal wrist fractures which, if also positive, would further validate the broad clinical utility of this technology,” said Dr. Samuel E. Lynch, president and CEO of BioMimetic Therapeutics. “An injectable product candidate would create significant new market opportunities for BioMimetic, including the potential treatment of closed fractures in patients at risk of poor healing.”
Additional Financial Results
For the three months ended June 30, 2008, the Company reported total revenues of $0.5 million, which includes $0.2 million of sublicense fee income and $0.2 million of royalty income. This compares to total revenues of $0.5 million for the three months ended June 30, 2007. For the six months ended June 30, 2008, the Company reported total revenues of $0.9 million, which includes $0.5 million of sublicense fee income and $0.4 million of royalty income. This compares to total revenues of $0.9 million for the six months ended June 30, 2007. Additionally, for the six months ended June 30, 2008, the Company reported a gain of $39.3 million resulting from the January 2008 sale of its orofacial therapeutic business.
Research and development expenses totaled $6.8 million for the three months ended June 30, 2008, compared to $4.7 million for the three months ended June 30, 2007. For the six months ended June 30, 2008, research and development expenses totaled $13.0 million, compared to $8.7 million for the six months ended June 30, 2007. The increase in 2008 research and development expenses was primarily due to new and ongoing clinical trials of the Company’s orthopedic product candidates in the United States, Canada and the EU, as well as continuing expenses associated with pre-clinical studies and regulatory filings. In addition, expenses for salaries, wages, benefits, stock-based compensation expenses, travel, supplies and other employee costs have increased as a result of a net increase of 16 new employees in research and development functions.
General and administrative expenses totaled $2.5 million for the three months ended June 30, 2008, compared to $2.1 million for the three months ended June 30, 2007. For the six months ended June 30, 2008, general and administrative expenses totaled $4.9 million, compared to $4.2 million for the six months ended June 30, 2007. These expenses consist of salaries, wages and related benefits for employees in general and administrative functions, professional services, rent and utility costs for the Company’s facilities and minimum royalty payments per the Company’s patent licensing agreements.
2008 Financial Guidance
As of June 30, 2008, the Company’s condensed consolidated balance sheet reflects approximately $76.1 million of cash, cash equivalents and long-term investments in marketable securities as of June 30, 2008, which includes an unrealized temporary impairment of $10.2 million on the Company’s investments in auction rate securities.
Based on current operating plans, forecasted timing and cost of clinical trials and other product development programs, the Company anticipates its 2008 year-end balance of cash, cash equivalents and marketable securities to range from $58 to $65 million, and anticipates that its net cash usage will be between $2 million and $9 million. Income before income taxes for the year ending December 31, 2008 is forecasted to be in the range of $2 to $9 million.
Conference Call and Webcast
As previously announced, BioMimetic will be hosting a conference call and webcast on August 11, 2008 at 4:30 p.m. EDT to discuss the second quarter 2008 financial results. A live webcast of the conference call will be available on the Investor Relations section of BioMimetic’s website at www.biomimetics.com. The webcast will be archived on the website for at least 30 days.
The conference call may be accessed on August 11, 2008 by dialing 888.680.0878 (passcode: 74937851). The international dial in number is 617.213.4855, and the same passcode applies. Participants should dial in 10 minutes prior to the call if they have not pre-registered.
About BioMimetic Therapeutics
BioMimetic Therapeutics, Inc. is developing and commercializing bio-active recombinant protein-device combination products for the healing of musculoskeletal injuries and disease, including orthopedic, spine and sports injury applications. BioMimetic received marketing approval from the FDA in 2005 for its first product, GEM 21S, for regeneration of bone and periodontal tissue loss resulting from periodontal disease. Currently, the Company has clinical trials ongoing with its product candidates Augment™ Bone Graft (formerly GEM OS1) and Augment™ Injectable Bone Graft (formerly GEM OS2) in multiple orthopedic bone healing indications including the treatment of foot and ankle fusions and the stimulation of healing of fractures of the wrist. The

Company’s lead product candidates all combine recombinant human platelet derived growth factor (rhPDGF-BB) with tissue specific scaffolds to actively stimulate tissue healing and regeneration.
GEM 21S® is a registered trademark of Luitpold Pharmaceuticals, Inc., who owns and markets that product through its Osteohealth Company division for use in periodontal and cranio-maxillofacial applications.
For further information, visit www.biomimetics.com or contact Kearstin Patterson, associate director of corporate communications, at 615-236-4419.
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Forward-looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current intent and expectations of the management of BioMimetic. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. There are many important factors that could cause actual results to differ materially from those indicated in the forward-looking statements. BioMimetic’s actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements because of risks associated with the marketing of BioMimetic’s product and product candidates, unproven preclinical and clinical development activities, regulatory oversight, and other risks detailed in BioMimetic’s filings with the Securities and Exchange Commission. Except as required by law, BioMimetic undertakes no responsibility for updating the information contained in this press release beyond the published date, whether as a result of new information, future events or otherwise, or for changes made to this document by wire services or Internet services.

BIOMIMETIC THERAPEUTICS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$26,326,885	$25,482,587
Receivables — trade	30,643	2,243,318
Receivables — other	270,214	1,144,755
Prepaid expenses	544,310	681,189
Assets held for sale	—	3,436,911

Total current assets	27,172,052	32,988,760
Marketable securities	49,775,345	41,800,000
Inventory	1,253,922	787,132
Receivables — long term	9,626,260	—
Property and equipment, net	5,272,650	5,559,930
Capitalized patent license fees, net	4,944,112	6,003,321
Deposits	3,112,167	2,478,823

Total assets	$101,156,508	$89,617,966

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,074,556	$4,150,093
Accrued payroll, employee benefits and payroll taxes	1,605,477	1,665,838
Other accrued expenses	1,288,492	1,201,277
Current portion of capital lease obligations	17,764	17,351
Deferred liability	1,250,000	1,250,000
Deferred revenue	971,188	973,849

Total current liabilities	7,207,477	9,258,408
Accrued rent — related party	380,728	362,200
Capital lease obligations	43,913	52,900
Deferred revenue	17,010,452	17,492,055

Total liabilities	24,642,570	27,165,563

Stockholders’ equity:
Preferred stock, $0.001 par value; 15,000,000 shares authorized; no shares issued and outstanding as of June 30, 2008 and December 31, 2007	—	—
Common stock, $0.001 par value; 37,500,000 shares authorized; 18,538,240 shares issued and outstanding as of June 30, 2008; 18,351,312 shares issued and outstanding as of December 31, 2007	18,538	18,351
Additional paid-in capital	128,946,801	126,791,861
Accumulated other comprehensive loss	(10,224,655)	—
Accumulated deficit	(42,226,746)	(64,357,809)

Total stockholders’ equity	76,513,938	62,452,403

Total liabilities and stockholders’ equity	$101,156,508	$89,617,966

BIOMIMETIC THERAPEUTICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2008	2007	2008	2007

Revenues:
Product sales	$—	$97,920	$—	$122,468
Royalty income	208,823	202,400	435,995	361,015
Sublicense fee income	242,132	176,974	484,264	352,003
Other revenue	6,710	10,964	25,141	18,485

Total revenues	457,665	488,258	945,400	853,971
Costs and expenses:
Cost of sales (exclusive of depreciation and amortization shown separately below)	—	172,608	—	191,710
Research and development	6,824,039	4,718,354	12,965,262	8,661,876
General and administrative	2,513,394	2,106,776	4,857,821	4,154,465
Depreciation and capital lease amortization	356,181	246,596	711,974	491,076
Patent license fee amortization	616,221	564,312	1,232,443	1,105,421

	10,309,835	7,808,646	19,767,500	14,604,548

Loss from operations	(9,852,170)	(7,320,388)	(18,822,100)	(13,750,577)
Interest income, net	118,159	478,493	329,823	1,042,447
Investment income, net	565,564	470,677	1,447,626	642,613
Gain (loss) on disposal of equipment	—	—	5,025	(15)
(Loss) gain on disposal of orofacial therapeutic business	(3,705)	—	39,293,189	—

(Loss) income before income taxes	(9,172,152)	(6,371,218)	22,253,563	(12,065,532)
Income taxes	—	—	122,500	—

Net (loss) income	$(9,172,152)	$(6,371,218)	$22,131,063	$(12,065,532)

Net (loss) income per common share:
Basic	$(0.50)	$(0.35)	$1.20	$(0.69)

Diluted	$(0.50)	$(0.35)	$1.15	$(0.69)

Weighted average shares used to compute net (loss) income per common share:
Basic	18,510,222	18,221,775	18,438,580	17,569,369

Diluted	18,510,222	18,221,775	19,259,727	17,569,369